Exhibit 10.8
Accrued Compensation - Xiaofei Jia

[Liska Biometry LOGO]

November 15, 2005

Xiaofei Jia
1900 City Park Drive
Suite 510
Ottawa, ON
K1J 1R3

RE: Employee Equity Bonus

Dear Xiaofei,

      Liska Biometry, Inc. is delighted to notify you that for services previously rendered, in recognition of excellent work and dedication to Liska Biometry, Inc., we are hereby granting you a bonus in the form of equity in the amount of 43,640 shares of common stock. Please be advised that said shares will be registered pursuant to Form S-8. We recognize and acknowledge that your services were not, in any way, in connection with the sale of securities in a capital-raising transaction, nor were they directly or indirectly in connection with promoting or maintaining a market for Liska's securities. Thank you for your recognized contributions to our company.

Sincerely,

Liska Biometry, Inc.